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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this registration statement on Form S-8 of The Registry, Inc. of our report dated February 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisiton as a pooling-of-interests) on the consolidated financial statements of Renassaince Solutions, Inc. appearing in Amendment No. 1. on Form 10-K/A to the Annual Report on Form 10-K of Renassance Solutions, Inc. for the year ended December 31, 1996, which report was incorporated by reference in the registration statement on Form S-4 of The Registry, Inc. (File No. 333-29755).

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 8, 1997


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